EXHIBIT INDEX

Exhibit A:     Attachment to item 77O:
   Transactions effected pursuant to Rule 10f-3

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Exhibit A:

The following transactions under rule 10f-3 of the Investment Company Act of 1940 with respect to American
Skandia Trust were inadvertently not included in the prior
N-SAR due to a reporting error.

On November 9, 1998, the AST American Century Strategic Balanced Portfolio purchased $100,000 par value of Toyota Motor Credit Corporation's corporate obligations from Morgan Stanley in an underwritten offering of $1,000,000,000 in which J.P. Morgan Securities, Inc., an affiliate of the Portfolio's sub-adviser, was member of the selling syndicate. In addition to Morgan Stanley and J.P. Morgan Securities, Inc., the underwriting syndicate also consisted of Warburg Dillon Read, Nomura Securities, Barclays Capital, Credit Suisse First Boston, ING Barings, Lehman, Smith Barney, Bear, Stearns, Goldman, J. P. Morgan, and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Portfolio purchased the security at the public offering price.

On August 19, 1998, the AST American Century Strategic Balanced Portfolio purchased $300,000 par value of Case Equipment Loan Trust's collateralized mortgage obligations from Smith Barney in an underwritten offering of $134,794,000 in which J.P. Morgan Securities, Inc., an affiliate of the Portfolio's sub-adviser, was member of the selling syndicate. In addition to Smith Barney and J.P. Morgan, the underwriting syndicate also consisted of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston, First Union, and NationsBanc. The Portfolio purchased the security at the public offering price.

The Investment Manager obtained information from the Portfolio's Sub-advisor about the transactions' compliance with rule 10f-3 under the Investment Company Act of 1940 and the Registrant's rule 10f-3 procedures. The report provided by the Investment Manager to the Registrant's Board of Trustees prior to the April 21, 1999 meeting of the Board of Trustees contained information regarding these transactions through which the Board could make the determinations required by rule 10f-3 under the Investment Company Act.